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                                                                   EXHIBIT 10.28


May 23, 2000



Donald Kellmel
5802 Ashfield Road
Alexandria, Virginia  22315

Dear Donald:

In consideration of your efforts for the company, HADRON, Inc. has agreed to make an exception to the corporate policy regarding severance pay. In the event your employment is involuntarily terminated, other than for cause, HADRON, Inc. agrees to pay you three (3) months' severance pay at your then current rate of pay. This agreement is effective May 23, 2000 and supercedes all other agreements, both written and verbal.

To acknowledge this agreement, please sign and date in the area below and return to Ellen Hyslope, Director of Human Resources.

Sincerely,



Jon M. Stout
President and Chief Executive Officer





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Donald Kellmel                                      Date